Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025, LuxUrban Hotels Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of LuxUrban Hotels Inc.
effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2), 5250(c)(1), and 5555(a).
The Company was notified of the Staff determination on August 23, 2024.
On August 29, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On October 15, 2024, the hearing was held. On October 30, 2024, the Panel reached a decision and a Decision letter was issued on said date. On November 4, 2024, the Company requested an extension that would allow the Company more time to obtain stockholder approvoal.
The Panel approved of the extension and a modified decision letter was issued on November 4, 2024.
On January 3, 2025, Staff issued an Additional Staff Delist Determination Letter that notified the Company that it was in violation of Listing Rule 5550(b)(2), in addition to being in violation of the aforementioned Listing Rules.
On January 9, 2025, Staff issued an Additional Staff Delist Determination Letter that notified the Company that it was in violation of Listing
Rule 5620(a), in addition to being in violation of the aforementioned Listing Rules. On January 15, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on January 17, 2025.
The Staff determination to delist the Company securities became final on March 3, 2025.